News Release

Mastercard Completes Planned Board Leadership Transition: Ajay Banga to Retire December 31, 2021 and Merit Janow Named Independent Chair of the Board

Purchase, N.Y. – September 21, 2021 – Mastercard (NYSE: MA) today announced that Ajay Banga, Executive Chairman, will retire on December 31, 2021. The Board unanimously elected Merit Janow, currently Lead Independent Director, to serve as non-executive Independent Chair of the Board of Directors, effective January 1, 2022.

“With Merit as Chair and the strong foundation Michael Miebach has established as CEO, Mastercard is in incredible hands for the next phase of growth and innovation,” said Banga. “I am grateful for the role I have been able to play in Mastercard’s evolution and I look forward to where Merit and Michael will lead it next.”

This milestone completes a thoughtful and intentional executive transition announced in February 2020. When Miebach was announced as CEO-elect, the Board created a pathway for him to deepen his engagement with clients and partners and across every aspect of the business. Banga remained as Executive Chairman to support the transition, alongside Janow as Lead Independent Director.

Janow contributes an extensive global perspective as a dean and professor of international economic law and international affairs at Columbia University’s School of International and Public Affairs, especially with respect to the Asia Pacific region. Her university career, public board service and other initiatives provide significant insight on technology, innovation, digital matters, cybersecurity and sustainability. She joined the Board in 2014 and also serves as the Chair of the Nominating & Corporate Governance Committee.

“On behalf of the Board of Directors, I thank Ajay for his outstanding leadership and commitment to Mastercard for more than a decade,” Janow said. “His strategic and cultural vision transformed the company into what it is today – a leading payments technology company renowned for the strength of its management, extensive partnerships with organizations of all kinds, and an inclusive mindset and innovative approach to everything.”

Following a successful decade as CEO, Banga transitioned to the Executive Chairman role at the beginning of this year. Among his responsibilities during the transition were serving as a counselor to the CEO and facilitating a smooth transition of key external relationships – including customers and regulators – to Miebach.

“For the two decades I’ve known Ajay, he’s been a tremendous inspiration, mentor and friend. His vision and passion for what Mastercard could accomplish and what we could become is well known. I am incredibly thankful that we had the opportunity to partner and create such a thoughtful transition plan,” said Miebach.

Mastercard Completes Planned Board Leadership Transition – Page 2

“Michael has continued to exemplify our values and customer-centric approach to the business over the past year, building on his pivotal role in the company’s evolution. The Board has full confidence in his vision, leadership and capabilities and we look forward to working with him to build on the extraordinary foundation built over the last 55 years,” added Janow.

About Mastercard (NYSE: MA)
Mastercard is a global technology company in the payments industry. Our mission is to connect and power an inclusive, digital economy that benefits everyone, everywhere by making transactions safe, simple, smart and accessible. Using secure data and networks, partnerships and passion, our innovations and solutions help individuals, financial institutions, governments and businesses realize their greatest potential. Our decency quotient, or DQ, drives our culture and everything we do inside and outside of our company. With connections across more than 210 countries and territories, we are building a sustainable world that unlocks priceless possibilities for all.
www.mastercard.com

Media Contact
Seth Eisen, Global Communications, Mastercard
+1 (914) 249 3153 | Seth.Eisen@mastercard.com

Investor Contact
Seth Pruss, Investor Relations, Mastercard
+1 (914) 249 2264| investor.relations@mastercard.com